As filed with the Securities and Exchange Commission on November 14, 2016.

Registration Nos. 333-146374

811-22127

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 53	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 54	☒

(Check Appropriate Box or Boxes)

COLUMBIA FUNDS VARIABLE SERIES TRUST II

(Exact Name of Registrant as Specified in Charter)

225 Franklin Street, Boston, Massachusetts 02110

(Address of Principal Executive Officers) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Christopher O. Petersen, Esq.

c/o Columbia Management Investment Advisers, LLC

225 Franklin Street,

Boston, Massachusetts 02110

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

This Post-Effective Amendment relates to Variable Portfolio – T. Rowe Price Large Cap Value Fund (prior to November 14, 2016, known as Variable Portfolio – NFJ Dividend Value Fund) and Variable Portfolio – Partners Small Cap Growth Fund.

EXPLANATORY NOTE

This Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A (File No. 333-146374) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 53 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 53 does not change the form of the prospectuses and Statement of Additional Information relating to Post-Effective Amendment No. 50 filed electronically on April 28, 2016 with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 53 shall become effective upon filing with the SEC.

PART C. OTHER INFORMATION

Item 28.	Exhibits

(a)(1)	Amendment No. 1 to the Agreement and Declaration of Trust effective September 11, 2007, is incorporated by reference to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(1)), filed on September 28, 2007.

(a)(2)	Amendment No. 2 to the Agreement and Declaration of Trust effective April 9, 2008, is incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(2)), filed on April 21, 2008.

(a)(3)	Amendment No. 3 to the Agreement and Declaration of Trust effective January 8, 2009, is incorporated by reference to Post-Effective Amendment No. 5 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(3)), filed on April 29, 2009.

(a)(4)	Amendment No. 4 to the Agreement and Declaration of Trust effective January 14, 2010, is incorporated by reference to Post-Effective Amendment No. 8 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(4)), filed on April 14, 2010.

(a)(5)	Amendment No. 5 to the Agreement and Declaration of Trust effective April 6, 2010, is incorporated by reference to Post-Effective Amendment No. 9 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(5)), filed on April 29, 2010.

(a)(6)	Amendment No. 6 to the Agreement and Declaration of Trust effective November 11, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(6)), filed on April 29, 2011.

(a)(7)	Amendment No. 7 to the Agreement and Declaration of Trust effective January 11, 2011, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(7)), filed on April 29, 2011.

(a)(8)	Amendment No. 8 to the Agreement and Declaration of Trust effective September 15, 2011, is incorporated by reference to Post-Effective Amendment No. 20 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(8)), filed on March 2, 2012.

(a)(9)	Amendment No. 9 to the Agreement and Declaration of Trust effective January 12, 2012, is incorporated by reference to Post-Effective Amendment No. 20 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(9)), filed on March 2, 2012.

(a)(10)	Amendment No. 10 to the Agreement and Declaration of Trust effective June 14, 2012, is incorporated by reference to Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(10)), filed on April 26, 2013.

(a)(11)	Amendment No. 11 to the Agreement and Declaration of Trust effective September 13, 2012, is incorporated by reference to Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(11)), filed on April 26, 2013.

(a)(12)	Amendment No. 12 to the Agreement and Declaration of Trust effective January 16, 2013, is incorporated by reference to Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(12)), filed on April 26, 2013.

(a)(13)	Amendment No. 13 to the Agreement and Declaration of Trust effective April 17, 2013, is incorporated by reference to Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(13)), filed on April 26, 2013.

(a)(14)	Amendment No. 14 to the Agreement and Declaration of Trust effective April 11, 2014, is incorporated by reference to Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(14)), filed on April 29, 2014.

(a)(15)	Amendment No. 15 to the Agreement and Declaration of Trust effective April 14, 2015, is incorporated by reference to Post-Effective Amendment No. 46 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(15)), filed on May 15, 2015.

(a)(16)	Amendment No. 16 to the Agreement and Declaration of Trust effective April 19, 2016, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (a)(16)), filed on April 28, 2016.

(b)	By-laws, effective September 6, 2007, most recently amended February 10, 2016, are incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (b)), filed on April 28, 2016.

(c)	Stock Certificate: Not Applicable.

(d)(1)	Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II, , is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(1)), filed on April 28, 2016.

(d)(2)	Schedule A and Schedule B, effective July 1, 2016, to the Management Agreement between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II, effective April 25, 2016, are incorporated by reference to Post-Effective Amendment No. 145 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (d)(2)), filed on June 27, 2016.

(d)(3)	Management Agreement, effective May 1, 2016, between Columbia Management Investment Advisers, LLC and CVPCSF Offshore Fund, Ltd., a wholly-owned subsidiary of Columbia Variable Portfolio - Commodity Strategy Fund, a series of Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(3)), filed on April 28, 2016.

(d)(4)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and American Century Investment Management, Inc., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(4)), filed on May 15, 2014.

(d)(5)	Subadvisory Agreement, dated March 12, 2004, between Columbia Management Investment Advisers, LLC (formerly American Express Financial Corporation) and Barrow, Hanley, Mewhinney & Strauss, LLC, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(5)), filed on May 15, 2014.

(d)(6)	Subadvisory Agreement, dated September 13, 2012, between Columbia Management Investment Advisers, LLC and BlackRock Financial Management, Inc., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(6)), filed on May 15, 2014.

(d)(7)	Subadvisory Agreement, dated March 15, 2016, between Columbia Management Investment Advisers, LLC and CenterSquare Investment Management, Inc., is incorporated by reference to Post-Effective Amendment No. 52 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(36)), filed on June 1, 2016.

(d)(8)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Columbia Wanger Asset Management, LLC, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(7)), filed on May 15, 2014.

(d)(9)	Subadvisory Agreement, dated July 16, 2007, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Denver Investment Advisors LLC, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(8)), filed on May 15, 2014.

(d)(10)	Subadvisory Agreement, dated September 23, 2011, last amended December 5, 2013, between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors, L.P., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(9)), filed on May 15, 2014.

(d)(11)	Amendment No. 2, as of June 5, 2014, to the Subadvisory Agreement, dated September 23, 2011, amended December 5, 2013, between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors, L.P., is incorporated by reference to Post-Effective Amendment No. 41 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(10)), filed on August 20, 2014.

(d)(12)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Eaton Vance Management, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(11)), filed on May 15, 2014.

(d)(13)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(14)), filed on May 15, 2014.

(d)(14)	Amendment No. 1, as of June 17, 2014, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc., is incorporated by reference to Post-Effective Amendment No. 42 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(16)), filed on August 20, 2014.

(d)(15)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Jennison Associates LLC, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(15)), filed on May 15, 2014.

(d)(16)	Subadvisory Agreement, dated September 14, 2016, between Columbia Management Investment Advisers, LLC and Kennedy Capital Management, Inc., is filed herewith as Exhibit (d)(16) to Post-Effective Amendment No. 53 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(d)(17)	Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and Loomis, Sayles & Company, L.P., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(16)), filed on May 15, 2014.

(d)(18)	Amendment No. 1, as of November 19, 2015, to the Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and Loomis, Sayles & Company, L.P., is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(17)), filed on April 28, 2016.

(d)(19)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and The London Company of Virginia, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(17)), filed on May 15, 2014.

(d)(20)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Massachusetts Financial Services Company, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(18)), filed on May 15, 2014.

(d)(21)	Amendment No. 1, as of February 10, 2016, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC and Massachusetts Financial Services Company, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(20)), filed on April 28, 2016.

(d)(22)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Morgan Stanley Investment Management, Inc., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(20)), filed on May 15, 2014.

(d)(23)	Amendment No. 1, as of February 10, 2016, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC and Morgan Stanley Investment Management, Inc., is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(22)), filed on April 28, 2016.

(d)(24)	Subadvisory Agreement, dated February 10, 2016, between Columbia Management Investment Advisers, LLC and OppenheimerFunds Inc., is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(24)), filed on April 28, 2016.

(d)(25)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Pyramis Global Advisors, LLC (FIAM LLC), is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(23)), filed on May 15, 2014.

(d)(26)	Subadvisory Agreement, dated April 11, 2014, between Columbia Management Investment Advisers, LLC and River Road Asset Management, LLC, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(23)), filed on August 20, 2014.

(d)(27)	Subadvisory Agreement, dated June 18, 2014, between Columbia Management Investment Advisers, LLC and Segall Bryant & Hamill, LLC, is incorporated by reference to Post-Effective Amendment No. 41 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(27)), filed on August 20, 2014.

(d)(28)	Subadvisory Agreement, dated June 18, 2014, between Columbia Management Investment Advisers, LLC and Snow Capital Management L.P., is incorporated by reference to Post-Effective Amendment No. 41 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(29)), filed on August 20, 2014.

(d)(29)	Subadvisory Agreement, dated September 14, 2016, between Columbia Management Investment Advisers, LLC and T. Rowe Price Associates, Inc., is filed herewith as Exhibit (d)(29) to Post-Effective Amendment No. 53 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(d)(30)	Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and TCW Investment Management Company, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(26)), filed on May 15, 2014.

(d)(31)	Amended and Restated Subadvisory Agreement, dated June 11, 2008, last amended January 16, 2013, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(27)), filed on May 15, 2014.

(d)(32)	Subadvisory Agreement, dated June 19, 2013, between Columbia Management Investment Advisers, LLC and Victory Capital Management Inc., is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(29)), filed on May 15, 2014.

(d)(33)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Incorporated, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(30)), filed on May 15, 2014.

(d)(34)	Amendment No. 1, as of July 18, 2014, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Incorporated, is incorporated by reference to Post-Effective Amendment No. 42 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(34)), filed on October 15, 2014.

(d)(35)	Subadvisory Agreement, dated September 16, 2014, between Columbia Management Investment Advisers, LLC and Winslow Capital Management, LLC and Nuveen Investments, Inc., is incorporated by reference to Post-Effective Amendment No. 43 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (d)(35)), filed on December 23, 2014.

(e)(1)	Amended and Restated Distribution Agreement by and between Registrant and Columbia Management Investment Distributors, Inc., dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (e)(1)), filed on April 28, 2016.

(e)(2)	Schedule I, dated May 1, 2016, and Schedule II, dated September 7, 2010, to the Distribution Agreement, amended and restated as of March 1, 2016, between Registrant and Columbia Management Investment Distributors, Inc., are incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (e)(2)), filed on April 28, 2016.

(f)	Deferred Compensation Plan, adopted as of December 31, 2011, is incorporated by reference to Post-Effective Amendment No. 52 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (f)), filed on February 24, 2012.

(g)(1)	Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (g)(1)), filed on May 15, 2014.

(g)(2)	Addendum (related to Columbia Variable Portfolio – Emerging Markets Fund and Columbia Variable Portfolio – Managed Volatility Fund, now known as Columbia Variable Portfolio – Managed Volatility Moderate Growth Fund), dated March 9, 2012, and Addendum (related to Columbia Variable Portfolio – Commodity Strategy Fund), dated March 15, 2013, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, are incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (g)(2)), filed on May 15, 2014.

(g)(3)	Side letter (related to the China Connect Service on behalf of Columbia Variable Portfolio - Emerging Markets Fund), dated December 19, 2014, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 44 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (g)(3)), filed on February 20, 2015.

(h)(1)	Amended and Restated Transfer and Dividend Disbursing Agent Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (h)(1)), filed on April 28, 2016.

(h)(2)	Schedule A, effective May 1, 2016 and Schedule B, effective October 1, 2015, to the Amended and Restated Transfer and Dividend Disbursing Agent Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated March 1, 2016, are incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (h)(2)), filed on April 28, 2016.

(h)(3)	Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II, is incorporated by reference to Post-Effective Amendment No. 145 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(5)), filed on June 27, 2016.

(h)(4)	Schedule A, as of July 1, 2016, to the Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II, is incorporated by reference to Post-Effective Amendment No. 145 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(6)), filed on June 27, 2016.

(h)(5)	Agreement and Plan of Reorganization, dated September 11, 2007, between RiverSource Variable Portfolio Funds, each a series of a Minnesota corporation, and corresponding RiverSource Variable Portfolio Funds, each a series of RiverSource Variable Series Trust, now known as Columbia Funds Variable Series Trust II, a Massachusetts business trust, and between RiverSource Variable Portfolio – Core Bond Fund, a series of RiverSource Variable Series Trust, and RiverSource Variable Portfolio – Diversified Bond Fund, a series of RiverSource Variable Series Trust, now known as Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (h)(5)), filed on April 21, 2008.

(h)(6)	Agreement and Plan of Reorganization, dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (h)(9)), filed on April 29, 2011.

(h)(7)	Agreement and Plan of Redomiciling, dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (h)(10)), filed on April 29, 2011.

(h)(8)	Agreement and Plan of Reorganization, dated October 9, 2012, is incorporated by reference to Post-Effective Amendment No. 117 to Registration Statement No. 333-8966 of Columbia Funds Series Trust on Form N-1A (Exhibit (h)(7)), filed on May 30, 2013.

(h)(9)	Agreement and Plan of Reorganization, dated December 17, 2015, is incorporated by reference to Registration Statement No. 333-208706 of Columbia Funds Series Trust on Form N-14 (Exhibit (4)), filed on December 22, 2015.

(h)(10)	Amended and Restated Credit Agreement as of December 9, 2014, is incorporated by reference to Post-Effective Amendment No. 225 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (h)(14)), filed on April 16, 2015.

(h)(11)	Restated Credit Agreement, as of December 8, 2015, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (h)(9)(i)), filed on April 11, 2016.

(i)	Opinion and consent of counsel as to the legality of the securities being registered is incorporated by reference to Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (i)), filed on April 29, 2014.

(j)	Consents of Independent Registered Public Accounting Firm: Not applicable.

(k)	Omitted Financial Statements: Not Applicable.

(l)	Initial Capital Agreement: Not Applicable.

(m)(1)	Plan of Distribution and Agreement of Distribution, effective May 1, 2009, amended and restated March 7, 2011, between Registrant and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (m)(1)), filed on April 29, 2014.

(m)(2)	Schedule A, dated June 15, 2016, to the Plan of Distribution and Agreement of Distribution, effective May 1, 2009, amended and restated March 7, 2011, between Registrant and Columbia Management Investment Distributors, Inc. is filed herewith as Exhibit (m)(2) to Post-Effective Amendment No. 53 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(n)	Rule 18f – 3(d), amended and restated on May 1, 2016, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (n)), filed on April 28, 2016.

(o)	Reserved

(p)(1)	Code of Ethics adopted under Rule 17j-1 for Registrant, effective April 14, 2014, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(1)), filed on May 15, 2014.

(p)(2)	Ameriprise Global Asset Management Personal Account Dealing and Code of Ethics Policy, effective December 1, 2015, is incorporated by reference to Post-Effective Amendment No. 49 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(2)), filed on February 19, 2016.

(p)(3)	American Century Investment Management, Inc. Code of Ethics, effective January 1, 2016, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(3)), filed on April 28, 2016.

(p)(4)	Barrow, Hanley, Mewhinney & Strauss, LLC Code of Ethics, dated December 31, 2015, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(4)), filed on April 28, 2016.

(p)(5)	BlackRock Financial Management, Inc. Code of Ethics, dated July1, 2015, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(5)), filed on April 28, 2016.

(p)(6)	CenterSquare Investment Management, Inc. Code of Ethics, dated November 2014, is incorporated by reference to Post-Effective Amendment No. 52 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(28)), filed on June 1, 2016.

(p)(7)	Columbia Wanger Asset Management, LLC Code of Ethics, effective January 2, 2007, last amended January 6, 2016, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(6)), filed on April 28, 2016.

(p)(8)	Denver Investment Advisors LLC Code of Ethics, amended, effective June 1, 2013, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(7)), filed on May 15, 2014.

(p)(9)	Dimensional Fund Advisors, L.P. Code of Ethics, effective January 1, 2016, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(8)), filed on April 28, 2016.

(p)(10)	Eaton Vance Management Code of Ethics, effective September 1, 2000, as revised November 9, 2015, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(10)), filed on April 28, 2016.

(p)(11)	J.P. Morgan Investment Management Inc. Code of Ethics, effective February 1, 2005, last revised June 29, 2015, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(11)), filed on April 28, 2016.

(p)(12)	Jennison Associates, LLC Code of Ethics, as amended May 31, 2015, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(12)), filed on April 28, 2016.

(p)(13)	Kennedy Capital Management, Inc. Code of Ethics, as amended November 19, 2015, is filed herewith as Exhibit (p)(13) to Post-Effective Amendment No. 53 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(p)(14)	The London Company of Virginia Code of Ethics, dated, January 4, 2016, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(13)), filed on April 28, 2016.

(p)(15)	Loomis, Sayles & Company, L.P. Code of Ethics, effective January 14, 2000, as amended September 30, 2015, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (p)(12)), filed on April 11, 2016.

(p)(16)	Massachusetts Financial Services Company Code of Ethics, effective date September 19, 2014, last review date November 12, 2015, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(15)), filed on April 28, 2016.

(p)(17)	Morgan Stanley Investment Management Inc. Code of Ethics, effective October 1, 2014, is incorporated by reference to Post-Effective Amendment No. 46 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(18)), filed on May 15, 2015.

(p)(18)	OppenheimerFunds Inc. Code of Ethics, dated June 1, 2015, , is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(18)), filed on April 28, 2016.

(p)(19)	FIAM LLC (Pyramis Global Advisors, LLC) Code of Ethics, dated February 17, 2015, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(20)), filed on April 28, 2016.

(p)(20)	River Road Asset Management, LLC Code of Ethics, updated September 2015, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(21)), filed on April 28, 2016.

(p)(21)	Segall Bryant & Hamill, LLC Code of Ethics, dated July 2013, is incorporated by reference to Post-Effective Amendment No. 41 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(24)), filed on August 20, 2014.

(p)(22)	Snow Capital Management L.P. Code of Ethics, as of December 1, 2015, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(23)), filed on April 28, 2016.

(p)(23)	T. Rowe Price Group, Inc. and Its Affiliates. Code of Ethics, as of January 1, 2016, is filed herewith as Exhibit (p)(23) to Post-Effective Amendment No. 53 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

(p)(24)	TCW Investment Management Company Code of Ethics, dated October 1, 2015, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (p)(7), filed on April 11, 2016.

(p)(25)	Victory Capital Management Inc. Code of Ethics, effective August 17, 2015, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(25)), filed on April 28, 2016.

(p)(26)	Wells Capital Management Incorporated Code of Ethics, dated July 24, 2015, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(26)), filed on April 28, 2016.

(p)(27)	Winslow Capital Management, LLC. Code of Ethics with Supplement, dated April 1, 2014, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(27)), filed on April 28, 2016.

(q)(1)	Trustees Power of Attorney to sign Amendments to this Registration Statement, dated January 31, 2016, is incorporated by reference to Post-Effective Amendment No. 49 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (q)(1)), filed on February 19, 2016.

(q)(2)	Director Power of Attorney to sign Amendments to this Registration Statement for CVPCSF Offshore Fund, Ltd, dated April 10, 2014 is incorporated by reference to Post-Effective Amendment No. 42 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (q)(2)), filed on October 15, 2014.

(q)(3)	Power of Attorney for Michael G. Clarke, dated May 23, 2016, is incorporated by reference to Post-Effective Amendment No. 52 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (p)(3)), filed on June 1, 2016.

(q)(4)	Power of Attorney for Christopher O. Petersen, dated February 16, 2015, is incorporated by reference to Post-Effective Amendment No. 44 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (q)(5)), filed on February 20, 2015.

Item 29.	Persons Controlled by or Under Common Control with the Registrant

Columbia Management Investment Advisers, LLC (the investment manager or Columbia Management), as sponsor of the Columbia funds, may make initial capital investments in Columbia funds (seed accounts). Columbia Management also serves as investment manager of certain Columbia funds-of-funds that invest primarily in shares of affiliated funds (the “underlying funds”). Columbia Management does not make initial capital investments or invest in underlying funds for the purpose of exercising control. However, since these ownership interests may be significant, in excess of 25%, such that Columbia Management may be deemed to control certain Columbia funds, procedures have been put in place to assure that public shareholders determine the outcome of all actions taken at shareholder meetings. Specifically, Columbia Management (which votes proxies for the seed accounts) and the Boards of Trustees of the affiliated funds-of-funds (which votes proxies for the affiliated funds-of-funds) vote on each proposal in the same proportion as the vote of the direct public shareholders vote; provided, however, that if there are no direct public shareholders of an underlying fund or if direct public shareholders represent only a minority interest in an underlying fund, the Fund may cast votes in accordance with instructions from the independent members of the Board.

Item 30.	Indemnification

Article VII of the Registrant’s Agreement and Declaration of Trust, as amended, provides that no trustee or officer of the Registrant shall be subject to any liability to any person in connection with Registrant property or the affairs of the Registrant, and no trustee shall be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, investment adviser or principal underwriter of the Registrant or for the act or omission of any other trustee, all as more fully set forth in the Agreement and Declaration of Trust, which is filed as an exhibit to this registration statement. Article 5 of the Registrant’s Bylaws provides that the Registrant shall indemnify and hold harmless its trustees and officers (including persons who serve at the Registrant’s request as directors, officers or trustees of another organization in which the Registrant has any interest) (“Covered Persons”) against liabilities and expenses in connection with the defense or disposition of any proceeding in which such Covered Person may be or may have been involved or with which such Covered Person may be or may have been threatened by reason of any alleged act or omission as a trustee or officer or by reason of his or her being or having been such a Covered Person, under specified circumstances, all as more fully set forth in the Bylaws, which are filed as an exhibit to the registration statement.

Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

In accordance with Section 17(h) of the 1940 Act, the Registrant’s Declaration of Trust provides that nothing in the Declaration of Trust shall protect any trustee or officer against any liabilities to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office or position with or on behalf of the Registrant and the Registrant’s Bylaws provides that no Covered Person shall be indemnified against any liability to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement.

The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable.

Item 31.	Business and Other Connections of the Investment Adviser

To the knowledge of the Registrant, none of the directors or officers of Columbia Management Investment Advisers, LLC (Columbia Management), the Registrant’s investment adviser, or any subadviser to a series of the Registrant, except as set forth below, are or have been, at any time during the Registrant’s past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature.

(1)	Columbia Management, a wholly owned subsidiary of Ameriprise Financial, Inc., performs investment advisory services for the Registrant and certain other clients. Information regarding the business of Columbia Management and the directors and principal officers of Columbia Management is also included in the Form ADV filed by Columbia Management with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-25943), which is incorporated herein by reference. In addition to their position with Columbia Management, certain directors and officers of Columbia Management also hold various positions with, and engage in business for, Ameriprise Financial, Inc. or its other subsidiaries. Prior to May 1, 2010, when Ameriprise Financial, Inc. acquired the long-term asset management business of Columbia Management Group, LLC from Bank of America, N.A., certain current directors and officers held various positions with, and engaged in business for, Columbia Management Group, LLC or other direct or indirect subsidiaries of Bank of America Corporation.

(2)	American Century Investment Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of American Century Investment Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by American Century Investment Management, Inc. and is incorporated herein by reference. Information about the business of American Century Investment Management, Inc. and the directors and principal executive officers of American Century Investment Management, Inc. is also included in the Form ADV filed by American Century Investment Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-8174), which is incorporated herein by reference.

(3)	Barrow, Hanley, Mewhinney & Strauss, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Barrow, Hanley, Mewhinney & Strauss, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Barrow, Hanley, Mewhinney & Strauss, LLC and is incorporated herein by reference. Information about the business of Barrow, Hanley, Mewhinney & Strauss, LLC and the directors and principal executive officers of Barrow, Hanley, Mewhinney & Strauss, LLC is also included in the Form ADV filed by Barrow, Hanley, Mewhinney & Strauss, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-31237), which is incorporated herein by reference.

(4)	BlackRock Financial Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of BlackRock Financial Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by BlackRock Financial Management, Inc. and is incorporated herein by reference. Information about the business of BlackRock Financial Management, Inc. and the directors and principal executive officers of BlackRock Financial Management, Inc. is also included in the Form ADV filed by BlackRock Financial Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-48433), which is incorporated herein by reference.

(5)	CenterSquare Investment Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of CenterSquare Investment Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by CenterSquare Investment Management, Inc. and is incorporated herein by reference. Information about the business of CenterSquare Investment Management, Inc. and the directors and principal executive officers of CenterSquare Investment Management, Inc. is also included in the Form ADV filed by CenterSquare Investment Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-51733), which is incorporated herein by reference.

(6)	Columbia Wanger Asset Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Columbia Wanger Asset Management, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Columbia Wanger Asset Management, LLC and is incorporated herein by reference. Information about the business of Columbia Wanger Asset Management, LLC and the directors and principal executive officers of Columbia Wanger Asset Management, LLC is also included in the Form ADV filed by Columbia Wanger Asset Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-41391), which is incorporated herein by reference.

(7)	Denver Investment Advisors LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Denver Investment Advisors LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Denver Investment Advisors LLC and is incorporated herein by reference. Information about the business of Denver Investment Advisors LLC and the directors and principal executive officers of Denver Investment Advisors LLC is also included in the Form ADV filed by Denver Investment Advisors LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-47933), which is incorporated herein by reference.

(8)	Dimensional Fund Advisors, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Dimensional Fund Advisors, L.P. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Dimensional Fund Advisors, L.P. and is incorporated herein by reference. Information about the business of Dimensional Fund Advisors, L.P. and the directors and principal executive officers of Dimensional Fund Advisors, L.P. is also included in the Form ADV filed by Dimensional Fund Advisors, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-16283), which is incorporated herein by reference.

(9)	Eaton Vance Management performs investment management services for the Registrant and certain other clients. Information regarding the business of Eaton Vance Management is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Eaton Vance Management and is incorporated herein by reference. Information about the business of Eaton Vance Management and the directors and principal executive officers of Eaton Vance Management is also included in the Form ADV filed by Eaton Vance Management with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15930), which is incorporated herein by reference.

(10)	J.P. Morgan Investment Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of J.P. Morgan Investment Management Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by J.P. Morgan Investment Management Inc. and is incorporated herein by reference. Information about the business of J.P. Morgan Investment Management Inc. and the directors and principal executive officers of J.P. Morgan Investment Management Inc. is also included in the Form ADV filed by J.P. Morgan Investment Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21011), which is incorporated herein by reference.

(11)	Jennison Associates LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Jennison Associates LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Jennison Associates LLC and is incorporated herein by reference. Information about the business of Jennison Associates LLC and the directors and principal executive officers of Jennison Associates LLC is also included in the Form ADV filed by Jennison Associates LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-5608), which is incorporated herein by reference.

(12)	Kennedy Capital Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Kennedy Capital Management, Inc., is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Kennedy Capital Management, Inc., and is incorporated herein by reference. Information about the business of Kennedy Capital Management, Inc., and the directors and principal executive officers of Kennedy Capital Management, Inc., is also included in the Form ADV filed by Kennedy Capital Management, Inc., with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15323), which is incorporated herein by reference.

(13)	The London Company of Virginia performs investment management services for the Registrant and certain other clients. Information regarding the business of The London Company of Virginia is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by London Company of Virginia and is incorporated herein by reference. Information about the business of The London Company of Virginia and the directors and principal executive officers of The London Company of Virginia is also included in the Form ADV filed by The London Company of Virginia with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-46604), which is incorporated herein by reference.

(14)	Loomis, Sayles & Company, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Loomis, Sayles & Company, L.P. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Loomis, Sayles & Company, L.P. and is incorporated herein by reference. Information about the business of Loomis, Sayles & Company, L.P. and the directors and principal executive officers of Loomis, Sayles & Company, L.P.is also included in the Form ADV filed by Loomis, Sayles & Company, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-170), which is incorporated herein by reference.

(15)	Massachusetts Financial Services Company performs investment management services for the Registrant and certain other clients. Information regarding the business of Massachusetts Financial Services Company is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Massachusetts Financial Services Company and is incorporated herein by reference. Information about the business of Massachusetts Financial Services Company and the directors and principal executive officers of Massachusetts Financial Services Company is also included in the Form ADV filed by Massachusetts Financial Services Company with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-17352), which is incorporated herein by reference.

(16)	Morgan Stanley Investment Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Morgan Stanley Investment Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Morgan Stanley Investment Management, Inc. and is incorporated herein by reference. Information about the business of Morgan Stanley Investment Management, Inc. and the directors and principal executive officers of Morgan Stanley Investment Management, Inc. is also included in the Form ADV filed by Morgan Stanley Investment Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15757), which is incorporated herein by reference.

(17)	Oppenheimerfunds, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Oppenheimerfunds, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Oppenheimerfunds, Inc. and is incorporated herein by reference. Information about the business of Oppenheimerfunds, Inc. and the directors and principal executive officers of Oppenheimerfunds, Inc. is also included in the Form ADV filed by Oppenheimerfunds, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-8253), which is incorporated herein by reference.

(18)	Palisade Capital Management, L.L.C. performs investment management services for the Registrant and certain other clients. Information regarding the business of Palisade Capital Management, L.L.C. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Palisade Capital Management, L.L.C. and is incorporated herein by reference. Information about the business of Palisade Capital Management, L.L.C. and the directors and principal executive officers of Palisade Capital Management, L.L.C. is also included in the Form ADV filed by Palisade Capital Management, L.L.C. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-48401), which is incorporated herein by reference.

(19)	Pyramis Global Advisors, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Pyramis Global Advisors, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Pyramis Global Advisors, LLC and is incorporated herein by reference. Information about the business of Pyramis Global Advisors, LLC and the directors and principal executive officers of Pyramis Global Advisors, LLC is also included in the Form ADV filed by Pyramis Global Advisors, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-63658), which is incorporated herein by reference.

(20)	River Road Asset Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of River Road Asset Management, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by River Road Asset Management, LLC and is incorporated herein by reference. Information about the business of River Road Asset Management, LLC and the directors and principal executive officers of River Road Asset Management, LLC is also included in the Form ADV filed by River Road Asset Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-64175), which is incorporated herein by reference.

(21)	Segall Bryant & Hamill, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Segall Bryan & Hamill LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Segall Bryant & Hamill LLC and is incorporated herein by reference. Information about the business of Segall Bryant & Hamill LLC and the directors and principal executive officers of Segall Bryant & Hamill LLC is also included in the Form ADV filed by Segall Bryant & Hamill LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-47232), which is incorporated herein by reference.

(22)	Snow Capital Management L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Snow Capital Management L.P. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Snow Capital Management L.P. and is incorporated herein by reference. Information about the business of Snow Capital Management L.P. and the directors and principal executive officers of Snow Capital Management L.P. is also included in the Form ADV filed by Snow Capital Management L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-34451), which is incorporated herein by reference.

(23)	T. Rowe Price Associates, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of T. Rowe Price Associates, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by T. Rowe Price Associates, Inc. and is incorporated herein by reference. Information about the business of T. Rowe Price Associates, Inc. and the directors and principal executive officers of T. Rowe Price Associates, Inc. is also included in the Form ADV filed by T. Rowe Price Associates, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-856), which is incorporated herein by reference.

(24)	TCW Investment Management Company performs investment management services for the Registrant and certain other clients. Information regarding the business of TCW Investment Management Company is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by TCW Investment Management Company and is incorporated herein by reference. Information about the business of TCW Investment Management Company and the directors and principal executive officers of TCW Investment Management Company is also included in the Form ADV filed by TCW Investment Management Company with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-29075), which is incorporated herein by reference.

(25)	Threadneedle International Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Threadneedle International Limited is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Threadneedle International Limited and is incorporated herein by reference. Information about the business of Threadneedle International Limited and the directors and principal executive officers of Threadneedle International Limited is also included in the Form ADV filed by Threadneedle International Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-63196), which is incorporated herein by reference.

(26)	Victory Capital Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Victory Capital Management Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Victory Capital Management Inc. and is incorporated herein by reference. Information about the business of Victory Capital Management Inc. and the directors and principal executive officers of Victory Capital Management Inc. is also included in the Form ADV filed by Victory Capital Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-46878), which is incorporated herein by reference.

(27)	Wells Capital Management Incorporated performs investment management services for the Registrant and certain other clients. Information regarding the business of Wells Capital Management Incorporated is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Wells Capital Management Incorporated and is incorporated herein by reference. Information about the business of Wells Capital Management Incorporated and the directors and principal executive officers of Wells Capital Management Incorporated is also included in the Form ADV filed by Wells Capital Management Incorporated with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21122), which is incorporated herein by reference.

(28)	Winslow Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Winslow Capital Management, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Winslow Capital Management, LLC and is incorporated herein by reference. Information about the business of Winslow Capital Management, LLC and the directors and principal executive officers of Winslow Capital Management, LLC is also included in the Form ADV filed by Winslow Capital Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-41316), which is incorporated herein by reference.

Item 32.	Principal Underwriter

(a)	Columbia Management Investment Distributors, Inc. acts as principal underwriter for the following investment companies, including the Registrant:

Columbia Acorn Trust; Columbia Funds Series Trust; Columbia Funds Series Trust I; Columbia Funds Series Trust II; Columbia Funds Variable Series Trust II; Columbia Funds Variable Insurance Trust and Wanger Advisors Trust.

(b)	As to each director, principal officer or partner of Columbia Management Investment Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant
William F. Truscott	Chief Executive Officer	Board Member, Senior Vice President
Joseph Kringdon	President and Head of Intermediary Distribution	None
Jeffrey F. Peters	Managing Director and Head of Global Institutional Distribution	None
Dave K. Stewart	Chief Financial Officer	None
Scott R. Plummer	Senior Vice President, Head of Global Asset Management Legal and Assistant Secretary	None
Michael E. DeFao	Vice President, Chief Legal Officer and Assistant Secretary	Vice President and Assistant Secretary
Stephen O. Buff	Vice President, Chief Compliance Officer	None
Paulo Botelho	Vice President – Investor and Intermediary Services	None
Joe Feloney	Vice President – National Sales Manager – U.S. Trust/Private Wealth Management	None
Thomas A. Jones	Vice President and Head of Strategic Relations	None
Gary Rawdon	Vice President – Sales Governance and Administration	None
Leslie A. Walstrom	Vice President and U.S. Head of Marketing	None
Thomas R. Moore	Secretary	None
Paul B. Goucher	Vice President and Assistant Secretary	Senior Vice President, Chief Legal Officer and Assistant Secretary
Tara W. Tilbury	Vice President and Assistant Secretary	Assistant Secretary
Nancy W. LeDonne	Vice President and Assistant Secretary	None
Ryan C. Larrenaga	Vice President and Assistant Secretary	Vice President and Secretary
Joseph L. D’Alessandro	Vice President and Assistant Secretary	Assistant Secretary
Christopher O. Petersen	Vice President and Assistant Secretary	President and Principal Executive Officer
Eric T. Brandt	Vice President and Assistant Secretary	None
Shweta J. Jhanji	Treasurer	None
Michael Tempesta	Anti-Money Laundering Officer and Identity Theft Prevention Officer	None
Kevin Wasp	Ombudsman	None
Kristin Weisser	Conflicts Officer	None

*	The principal business address of Columbia Management Investment Distributors, Inc. is 225 Franklin Street, Boston MA 02110.

(c)	Not Applicable.

Item 33.	Location of Accounts and Records

Persons maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder include:

•	Fund headquarters, 901 Marquette Avenue South, Suite 2810, Minneapolis, MN 55402;

•	Registrant’s investment adviser and administrator, Columbia Management Investment Advisers, LLC, 225 Franklin Street, Boston, MA 02110;

•	Registrant’s subadviser, American Century Investment Management, Inc., 4500 Main Street, Kansas City, Missouri 64111;

•	Registrant’s subadviser, Barrow, Hanley, Mewhinney & Strauss, LLC, 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201;

•	Registrant’s subadviser, BlackRock Financial Management, Inc., 55 East 52nd Street, New York, New York 10055;

•	Registrant’s subadviser, CenterSquare Investment Management, Inc., 630 W Germantown Pike, Suit 300, Plymouth Meeting, Pennsylvania 19462;

•	Registrant’s subadviser, Columbia Wanger Asset Management, LLC, 227 West Monroe Street, Chicago, Illinois 60606;

•	Registrant’s subadviser, Denver Investment Advisors LLC, 1225 17th Street, 26th Floor, Denver, Colorado 80202;

•	Registrant’s subadviser, Dimensional Fund Advisors, L.P., 6300 Bee Cave Road, Building One, Austin, Texas 78746;

•	Registrant’s subadviser, Eaton Vance Management, Two International Place Boston, Massachusetts 02110;

•	Registrant’s subadviser, J.P. Morgan Investment Management Inc., 270 Park Avenue, New York, New York 10017;

•	Registrant’s subadviser, Jennison Associates LLC, 466 Lexington Avenue, New York, New York 10017;

•	Registrant’s subadviser, Kennedy Capital Management, Inc., 10829 Olive Boulevard, Saint Louis, Missouri 63141;

•	Registrant’s subadviser, Loomis, Sayles & Company, L.P., One Financial Center, Boston, Massachusetts, 02111;

•	Registrant’s subadviser, The London Company of Virginia, 1801 Bayberry Court, Suite 301, Richmond, Virginia 23226;

•	Registrant’s subadviser, Massachusetts Financial Services Company, 111 Huntington Ave., Boston, Massachusetts 02199;

•	Registrant’s subadviser, Morgan Stanley Investment Management, Inc., 522 Fifth Avenue, New York, New York 10036;

•	Registrant’s subadviser, OppenheimerFunds, Inc. 225 Liberty Street, 11th Floor, New York, New York, 10281;

•	Registrant’s subadviser, Pyramis Global Advisors, LLC, 900 Salem Street, Smithfield, Rhode Island 02917;

•	Registrant’s subadviser, River Road Asset Management, LLC, 462 South Fourth Street, Suite 1600, Louisville, Kentucky 40202;

•	Registrant’s subadviser, Segall Bryan & Hamill LLC, 10 S Wacker Drive, Suite 3500, Chicago, Illinois 60606;

•	Registrant’s subadviser, Sit Investment Associates, Inc., 3300 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402;

•	Registrant’s subadviser, Snow Capital Management L.P., 2000 Georgetowne Drive, Suite 200, Sewickley, Pennsylvania 15143;

•	Registrant’s subadviser, T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, Maryland 21202;

•	Registrant’s subadviser, TCW Investment Management Company, 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017;

•	Registrant’s subadviser Threadneedle International Limited, Cannon Place, 78 Cannon Street, London EC4N 6AG, United Kingdom

•	Registrant’s subadviser, Victory Capital Management Inc., 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144;

•	Registrant’s subadviser, Wells Capital Management Incorporated, 525 Market Street, San Francisco, California 94105;

•	Registrant’s subadviser, Winslow Capital Management, LLC, 4720 IDS Tower, 80 South Eighth Street, Minneapolis, Minnesota 55402;

•	Former subadviser, Davis Selected Advisers, L.P., 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706;

•	Former subadviser, Donald Smith & Co., Inc., 152 West 57th Street, 22nd Floor, New York, New York 10019;

•	Former subadviser, Goldman Sachs Asset Management, L.P., 200 West Street, New York, New York 10282;

•	Former subadviser, Holland Capital Management LLC, 303 W. Madison Ave., Suite 700, Chicago, Illinois 60606;

•	Former subadviser, Invesco Advisers, Inc., 1555 Peachtree Street, N.E., Atlanta, Georgia 30309;

•	Former subadviser, Marsico Capital Management, LLC, 1200 17th Street, Suite 1600, Denver, Colorado 80202;

•	Former subadviser, Mondrian Investment Partners Limited, 10 Gresham Street, 5th Floor, London, United Kingdom EC2V7JD;

•	Former subadviser, NFJ Investment Group LLC, 2100 Ross Avenue, Suite 700, Dallas, Texas 75201;

•	Former subadviser, Pacific Investment Management Company LLC, 840 Newport Center Drive, Newport Beach, CA 92660;

•	Former subadviser, Palisade Capital Management, L.L.C., One Bridge Plaza North, Suite 695, Fort Lee, New Jersey 07024;

•	Former subadviser Turner Investments, L.P., 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312;

•	Registrant’s principal underwriter, Columbia Management Investment Distributors, Inc., 225 Franklin Street, Boston, MA 02110;

•	Registrant’s transfer agent, Columbia Management Investment Services Corp., 225 Franklin Street, Boston, MA 02110; and

•	Registrant’s custodian, JPMorgan Chase Bank, N.A., 1 Chase Manhattan Plaza, New York, NY 10005.

In addition, Iron Mountain Records Management is an off-site storage facility housing historical records that are no longer required to be maintained on-site. Records stored at this facility include various trading and accounting records, as well as other miscellaneous records. The address for Iron Mountain Records Management is 920 & 950 Apollo Road, Eagan, MN 55121.

Item 34.	Management Services

Not Applicable.

Item 35.	Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, COLUMBIA FUNDS VARIABLE SERIES TRUST II, has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Minneapolis, and The State of Minnesota on the 14th day of November, 2016.

COLUMBIA FUNDS VARIABLE SERIES TRUST II

By:	/s/ Christopher O. Petersen
Christopher O. Petersen President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 14th day of November, 2016.

Signature	Capacity	Signature	Capacity

/s/ Christopher O. Petersen Christopher O. Petersen	President (Principal Executive Officer)	/s/ Catherine James Paglia* Catherine James Paglia	Trustee

/s/ Michael G. Clarke* Michael G. Clarke	Chief Financial Officer (Principal Financial Officer) Chief Accounting Officer (Principal Accounting Officer)	/s/ Leroy C. Richie* Leroy C. Richie	Trustee

/s/ William A. Hawkins* William A. Hawkins	Chair of the Board	/s/ Anthony M. Santomero* Anthony M. Santomero	Trustee

/s/ Kathleen A. Blatz* Kathleen A. Blatz	Trustee	/s/ Minor M. Shaw* Minor M. Shaw	Trustee

/s/ Edward J. Boudreau, Jr.* Edward J. Boudreau, Jr.	Trustee	/s/ Alison Taunton-Rigby* Alison Taunton-Rigby	Trustee

/s/ Pamela G. Carlton* Pamela G. Carlton	Trustee	/s/ William F. Truscott* William F. Truscott	Trustee

/s/ William P. Carmichael* William P. Carmichael	Trustee

/s/ Patricia M. Flynn* Patricia M. Flynn	Trustee

*	By:	/s/ Joseph D’ Alessandro
	Name:	Joseph D’ Alessandro**
Attorney-in-fact

**	Executed by Joseph D’ Alessandro on behalf of Michael G. Clarke pursuant to a Power of Attorney, dated May 23, 2016 and incorporated by reference to Post-Effective Amendment No. 52 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (q)(3)), filed with the Commission on June 1, 2016, and on behalf of each of the Trustees pursuant to a Trustees Power of Attorney, dated January 31, 2016, and incorporated by reference to Post-Effective Amendment No. 49 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (q)(1)), filed with the Commission on February 19, 2016.

Exhibit Index

(d)(16)	Subadvisory Agreement, dated September 14, 2016, between Columbia Management Investment Advisers, LLC and Kennedy Capital Management, Inc.

(d)(29)	Subadvisory Agreement, dated September 14, 2016, between Columbia Management Investment Advisers, LLC and T. Rowe Price Associates, Inc.

(m)(2)	Schedule A, dated June 15, 2016, to the Plan of Distribution and Agreement of Distribution, effective May 1, 2009, amended and restated March 7, 2011, between Registrant and Columbia Management Investment Distributors, Inc.

(p)(13)	Kennedy Capital Management, Inc. Code of Ethics, as amended November 19, 2015.

(p)(23)	T. Rowe Price Group, Inc. and Its Affiliates. Code of Ethics, as of January 1, 2016.